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                                                                    EXHIBIT 5.0

                 [BROBECK PHLEGER & HARRISON LLP LETTERHEAD]


                             September 16, 1997





QuadraMed Corporation
80 East Sir Francis Drake Boulevard, Ste. 2A
Larkspur, CA 94939

                Re:     Registration Statement for Offering of
                        an aggregate of 102,265 Shares of Common Stock

Ladies and Gentlemen:

                We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 90,165 shares of the Common Stock of QuadraMed Corporation (the "Company") under the Company's 1996 Stock Incentive Plan and (ii) 12,100 shares of Common Stock issuable pursuant to options to purchase Common Stock under the InterMed Healthcare Systems, Inc. 1995 Stock Incentive Plan as assumed by the Registrant in connection with its acquisition of InterMed Healthcare Systems, Inc. in December 1996. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1996 Stock Incentive Plan and the assumed InterMed Healthcare Systems, Inc. 1995 Stock Incentive Plan and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ BROBECK, PHLEGER & HARRISON LLP
                                        BROBECK, PHLEGER & HARRISON LLP